EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Timothy M. Kohl on behalf of himself, his agents, heirs, executors and administrators (“Executive”) and Marten Transport, Ltd. (“Employer”) (“Executive” and “Employer” collectively the “Parties”).

Executive has decided to retire, and the Parties wish to end their employment relationship in an amicable fashion and resolve any actual and potential disputed claims arising out of Executive’s employment and separation with Employer.

NOW THEREFORE, in consideration of this entire Agreement, the legal sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.        Separation. The Executive’s employment with the Employer will end effective September 30, 2025 (“Retirement Date”). Executive will be paid for all time worked through Executive’s Retirement Date in the ordinary course of Employer’s payroll process on the first scheduled payday following the Retirement Date.

2.        Consideration. As consideration for Executive’s execution of the Agreement, including the release of claims set forth in Section 3, provided Executive executes and does not revoke this Agreement, Employer agrees to provide the Executive with the following “Consideration”:

A.

Severance. Employer shall provide the Executive with a severance payment in the total gross amount of $620,000.00, less required payroll deductions and withholdings (“Severance”), which will be paid in a lump sum within five (5) days following the Effective Date of this Agreement.

B.

COBRA Continuation. If Executive timely elects continuation coverage under Employer’s group medical, dental and/or vision plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practices, Employer shall pay the medical, dental, and/or vision premiums for any such coverage in place at the time of Executive’s Retirement Date for a period of three (3) months following the Retirement Date. Thereafter, the full COBRA premium payment will be the responsibility of Executive and any dependent(s). Executive will receive the necessary enrollment forms and further information about rights and responsibilities from the Employer’s COBRA administrator shortly after Executive’s Retirement Date. In order to receive these benefits, Executive must timely enroll in the COBRA program and shall promptly and fully respond to any reasonable inquiries from the Employer related to the Executive’s COBRA eligibility.

The Parties agree that this Consideration is over and above anything owed to the Executive by law, contract or under the policies of Employer, and is provided to Executive in exchange for, and specifically contingent upon, Executive entering into this Agreement.

3.       Release of Claims. In consideration of the promises set forth herein, including the Consideration described in Section 2, Executive hereby irrevocably and unconditionally releases and forever discharges Employer and its related or affiliated entities, and subsidiaries, predecessors, successors, assigns, and parents and all of their respective present or former officers, agents, directors, supervisors, employees, representatives, independent contractors, consultants, insurers, attorneys, and shareholders, whether in their individual or official capacities, benefit plans and plan administrators, and insurers, insurers’ counsel, current and former trustees or administrators of any pension, 401(k), or other employee benefit plan of the Employer (collectively, the “Released Parties”), from any and all charges, complaints, allegations, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected that Executive, at any time heretofore had or may have had, regarding any and all events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related in any manner to Executive’s employment and separation with the Employer, including but not limited to, claims for violation of any civil rights laws based on protected class status, claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, fraud, misrepresentation, invasion of privacy, breach of written or oral, express or implied contract, retaliation, constructive discharge, violation of whistleblower protection laws, false claim laws, unpaid wages or compensation, unpaid commissions, unpaid benefits, improper payments, unjust enrichment, violation of public policy, violation of the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 626(f); the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000, et seq.; Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Pregnant Workers’ Fairness Act, 42 U.S.C. § 2000gg-1; the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001, et seq.; Equal Pay Act, 29 U.S.C. §206(d); the Family and Medical Leave Act, 29 U.S.C. 2601, et seq., the False Claims Act, 31 U.S.C. §3729, et seq.; Anti‑Kickback Statute, 42 U.S.C. §1320a, et seq.; the National Labor Relations Act, 29 U.S.C. § 141, et seq. to the extent allowed by law; the Fair Labor Standards Act, 29 U.S.C. § 203, et seq., to the extent allowed by law; the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Uniform Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; Wisconsin Fair Employment Act; Wisconsin Family and Medical Leave Act; Wisconsin Minimum Wage Law; Wisconsin wage payment, claims and collections laws (Wis. Stat. §§ 109.01 to 109.12, 111.322, 111.39); Wisconsin overtime laws (Wis. Stat. §§ 103.01 to 103.03); Wis. Admin. Code DWD §§ 274.01 to 274.08); Wisconsin HIV testing laws (Wis. Stat. § 103.15); Wisconsin voting rights laws (Wis. Stat. §§ 6.76, 7.33, 12.07, 12.60, 103.18, 103.20); Wisconsin witness and jury duty leave laws (Wis. Stat. §§ 103.87, 756.255); Wisconsin military service, civil service, and emergency worker laws (Wis. Stat. §§ 321.64 to 321.66, 103.88); Wisconsin business closing and mass layoff laws (Wis. Stat. § 109.07, Wis. Admin. Code DWD §§ 279.001 to 279.13); Wisconsin privacy laws (Wis. Stat. § 995.50), Arizona Civil Rights Act, Ariz. Rev. Stat. Ann. §§ 41-1463, et seq.; Arizona Employment Protection Act, Ariz. Rev. Stat. Ann. §§ 23-1501, et seq.; Arizona Wage Laws, Ariz. Rev. Stat. Ann. §§ 23-350 – 23-362, et seq.; Employer’s Liability Law, Ariz. Rev. Stat. Ann. §§ 23-801, et seq., Arizona Occupational Safety and Health Act, Ariz. Rev. Stat. Ann. §§ 23-401 to 23-433; Arizona employee drug testing laws, Ariz. Rev. Stat. Ann. §§ 23-493 to 23-493.12; and any other Wisconsin, Arizona or other federal, state, local or foreign statute, law, common law, rule, regulation, ordinance or order, all as amended (“Claims”). “Claims” does not include Executive’s rights, if any, to: (i) claim a breach of this Agreement and/or challenge the validity of this release under the ADEA and OWBPA, (ii) bring claims that arise after the execution of this Agreement, (iii) bring claims for unemployment insurance benefits, workers’ compensation benefits, or vested post-termination benefits under any 401(k) or similar retirement benefit plan, or (iv) bring claims that cannot be waived in accordance with applicable federal or state law.

4.         Acknowledgements and Consideration Period. By signing this Agreement, Executive acknowledges and agrees that:

A.	Executive has had at least 21 days to consider the terms of this Agreement, including but not limited to the release of claims in Section 3;

B.	Executive has had the opportunity to and has been advised by Employer to review this Agreement, including the release of claims set forth in Section 3, with an attorney;

C.	Executive has carefully read the terms of this Agreement and understands the meaning and effect of the terms of this Agreement, including but not limited to the release of claims in Section 3;

D.	No promise or inducement not expressed in this Agreement has been made to Executive;

E.	Executive has adequate information to make a knowing and voluntary waiver of claims as set forth in Section 3; and

F.

Executive would not have been entitled to the Consideration set forth in Section 2 of this Agreement but for Executive’s execution of this Agreement, and Executive’s compliance with all the terms and conditions set forth herein.

5.       Revocation Period. If Executive signs this Agreement, Executive will retain the right to revoke it for seven (7) days under the ADEA. Any such revocation must be in writing and delivered by hand, via electronic mail, or by mail within the applicable revocation period, sent by certified mail return receipt requested, and addressed as follows:

Randy Marten

Marten Transport, Ltd.

129 Marten Street

Mondovi, WI 54755

6.        Time to Consider. Executive acknowledges Executive has had at least 21 days to consider the terms of this Agreement. Executive agrees to execute this Agreement on the Retirement Date. If Executive does not execute the Agreement on the Retirement Date, this offer may be rescinded, and if rescinded the Executive will not receive the Consideration offered under this Agreement.

7.       Benefits, Commissions, and Other Compensation. The Executive’s eligibility to participate in any Employer-sponsored benefits, commissions, bonus or other compensation plans will end as of the Executive’s Retirement Date, unless otherwise provided for by the applicable plan documents or the law. By entering into this Agreement, the Executive acknowledges that the Executive is not entitled to benefits under any other severance plan or arrangement sponsored by the Employer or Released Parties in connection with the Executive’s termination of employment. Executive also acknowledges that performance unit awards held by the Executive, if any, as of the Retirement Date will be forfeited in accordance with their terms.

8.       Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, except as otherwise addressed in this Agreement, Employer has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions and any and all other benefits and compensation due to Executive.

9.       Return of Employer Property. As a condition of receiving the Consideration described in this Agreement, the Executive certifies, by entering into this Agreement, that Executive has returned to the Employer all Employer documents and tangible property in Executive’s possession or under Executive’s direct or indirect control, including any and all cellular or smart phones, tablets, laptops, or other electronic devices, access cards or fobs, keys, reports, manuals, documents, records, data, correspondence and/or other documents or materials, whether in hard copy or electronic format, and wherever stored (“Employer Property”). Executive further warrants and certifies that Executive has not previously, unless authorized by and solely on behalf of the Employer, duplicated, distributed, disclosed or retained, by any means, electronic or otherwise, any Employer Property. Employer agrees that Executive may keep his Employer-provided iPad and cell phone following Employer’s opportunity to remove any Employer information from such devices.

10.      Cooperation. Following the Retirement Date, Executive agrees to respond to reasonable, occasional requests by Employer for information, such as the location of documents and information and passwords, for a six (6) month period following the Retirement Date. Further, at any time, Executive agrees to cooperate and provide assistance to the Employer at its request in connection with any action, suit or proceeding that has been brought against the Employer or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s acts or omissions while employed by the Employer. Executive further agree to appear for and testify truthfully in any and all such proceedings at the Employer’s request (subject to reasonable limitations concerning time and place), to meet with the Employer’s counsel to prepare for such testimony, and to maintain as privileged (and not disclose) all attorney-client communications with the Employer’s counsel (including, but not limited to, any such communications that occurred prior to the date hereof). Employer agrees to promptly reimburse Executive for reasonable expenses Executive incurs in connection with assisting the Employer in the manner described in this Section. Reimbursement shall be made in accordance with the applicable expense reimbursement policies of the Employer then in effect. Employer’s reimbursement of such expenses is not contingent on the content of Executive’s testimony or on the outcome of any litigation.

11.      Non-Disparagement. Unless otherwise required by law as further described in Section 12 below, Executive agrees that Executive will not make any disparaging comments regarding the Employer in any respect or make any comments regarding any aspect of their relationship or the conduct or events which precipitated the Executive’s separation from the employment with the Employer, this Agreement, or the Employer’s products, services, or employees.

12.      Permitted Activity. The Parties agree that nothing in this Agreement, including Section 11, prohibits them or may be read to prohibit them from exercising protected rights under Section 7 of the National Labor Relations Act, if applicable, or from reporting any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws. Further, nothing in this Agreement shall prohibit, or be interpreted to prohibit, Executive’s ability to testify, assist, or participate in an investigation, hearing, or proceeding conducted by, or to file a charge or complaint with, the National Labor Relations Board, U.S. Equal Employment Opportunity Commission, the Securities and Exchange Commission, the U.S. Department of Labor, or any other federal, state, or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge or complaint, issuing a determination, filing a lawsuit in federal or state court in their own name, or taking any other action authorized by law. However, Executive is precluded from receiving monetary compensation or other individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) as a result of any such action for which their Claims have been waived herein, and, therefore, Executive expressly agrees that, by signing this Agreement, he is irrevocably waiving and forfeiting any right to recover any monetary compensation or other relief as a result of any such action for which Executive’s Claims have been waived herein.

13.     Protection of Confidential Information. Subject to the limitations in Section 12, Executive agrees to never divulge or use any trade secrets, Confidential Information, or other proprietary information of Employer which Executive obtained or to which Executive had access during his employment with Employer and to continue to abide by any confidentiality policies Executive was subject to during his employment with Employer. For purposes of this Agreement, “Confidential Information” is defined as any proprietary, confidential or competitively sensitive information and materials that are the property of or relate to Employer and which derives independent economic value from not being generally known or ascertainable by proper means, including without limitation (i) the identity of Employer’s current and prospective customers, clients or business contacts, and all documents, information and materials which concern or relate to such customers, clients or business contacts; (ii) marketing, sales, and advertising information; marketing and sales techniques, strategies, efforts and data; business plans; market research and forecasts; (iii) organizational information, such as personnel and salary data (except for information regarding Executive’s own compensation and the terms and conditions of his own employment), merger, acquisition and expansion information; information concerning methods of operation; and competitive information pertaining to Employer’s business partners; (iv) technical information such as specifications, formulas, improvements, discoveries, developments, designs, inventions, techniques, processes, and new products; (v) information disclosed to Executive as part of any specialized, proprietary training process; and (vi) information of third parties provided to Executive subject to non-disclosure restrictions or expectations for use in the performance of Executive’s job duties with Employer. Confidential Information does not include any information that is now or later becomes lawfully in the public domain; provided, however, that information which is published by or with the aid of the Executive contrary to the requirements of this Agreement will not be considered to have been lawfully published, and therefore will not be in the public domain for purposes of this Agreement.

14.      Non-Solicitation. To protect the Employer’s critical and legitimate business interests, Executive agrees that for one (1) year after the Retirement Date (“Restrictive Period”), Executive will not in any manner, directly or indirectly (i) encourage, solicit, assist, or induce any current employee, representative, agent, or consultant of the Employer to terminate their business, employment, or consulting relationship with or for the Employer or to take any action to materially assist or aid any other person, firm, corporation or other entity identifying, hiring or soliciting any such employee, representative, agent or consultant; or (ii) encourage, solicit, aid, induce, or take away, in whole or in part, any Customer of the Employer, or otherwise interfere with Employer’s relationship with any Customer. For purposes of this paragraph, “Customer” means any customer that has done business with the Employer within the twelve (12) months preceding Executive’s separation from the Company and whom Executive worked with or received Confidential Information regarding, or any prospective customer that had interactions with the Executive or whom the Executive received Confidential Information regarding within the twelve (12) months preceding Executive’s termination. Executive acknowledges and expressly agrees that the Consideration provided for by this Agreement constitutes sufficient independent, mutually agreed upon consideration to support the restrictions in the Agreement.

15.      Remedies. Executive acknowledges that his agreement to be bound by and to strictly comply with the obligations set forth in this Agreement is a material inducement to Employer’s willingness to enter into this Agreement, and that Employer would not have entered into this Agreement absent such agreement by Executive. Any violation by the Executive of this Agreement shall obligate the Executive to return to Employer the Consideration which Executive has received pursuant to this Agreement, shall allow the Employer to suspend the distribution of Consideration yet to be paid, and shall entitle Employer to bring a legal action for damages and other appropriate relief, including injunctive relief, and to recover the attorneys’ fees and costs which Employer incurs in the course of enforcing its rights under this Agreement against the Executive.

16.      Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense as to either Employer or Executive.

17.     Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

18.      No Assignment. Executive warrants and represents that Executive has not heretofore assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or portion thereof or interest therein that is the subject of this Agreement.

19.      Full and Complete Defense. It is specifically agreed that in the event of any legal proceeding against Employer concerning any claim released by this Agreement, this Agreement shall serve as a full and complete defense to any such proceeding and claim(s).

20.     Successors and Assigns. Executive agrees that Executive’s promises in this Agreement benefit Employer and also any successor or assignee of Employer. Executive agrees that his promises in this Agreement shall be binding on and may be enforced by any successor or assignee of Employer.

21.       Waivers. No failure or delay by either the Employer or Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement.

22.      Entire Agreement; Modification. The Parties acknowledge that except as otherwise provided in this Agreement, any and all prior understandings and agreements between the Parties to this Agreement with respect to the subject matter of this Agreement, are merged into this Agreement, which fully and completely expresses the entire Agreement and understanding of the Parties to this Agreement with respect to Executive’s employment and separation from Employer. This Agreement may not be orally amended, modified or changed unless by written instrument executed by duly authorized officers or other representatives of the Parties to this Agreement.

23.       Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to its choice of law rules. Any action for breach of this Agreement shall be brought in federal (District of Wisconsin) or state court, as appropriate, located in Buffalo County, Wisconsin.

24.       Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25.      Effective Date. The effective date of this Agreement shall be the eighth (8th) day after Executive has executed the Agreement with no revocation by Executive (“Effective Date”).

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By signing below, the Parties acknowledge that they have read, understand, and agree to be bound by the terms of this Agreement.

EMPLOYEE

Dated: September 30, 2025	/s/ Timothy M. Kohl
Timothy M. Kohl

MARTEN TRANSPORT, LTD.

Dated: September 30, 2025	By: /s/ James J. Hinnendael

Its: EVP and CFO